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ARTICLES OF AMENDMENT
OF THE RESTATED ARTICLES OF INCORPORATION
CONTAINING THE
STATEMENT OF RIGHTS AND PREFERENCES OF THE
SERIES B PREFERRED STOCK
OF
TULLY'S COFFEE CORPORATION

    These Articles of Amendment containing the Statement of Rights and Preferences of the Series B Preferred Stock of Tully's Coffee Corporation, a Washington corporation (the "Corporation"), are herein executed by the Corporation, pursuant to the provisions of RCW 23B.01.200, 23B.06.020, and RCW 23B.10.060, as follows:

    1.  The name of the Corporation is Tully's Coffee Corporation.

    2.  A copy of the resolution of the Board of Directors of the Corporation amending the Restated Articles of Incorporation of the Corporation to establish and designate the rights and preferences of the Series B Preferred Stock of the Corporation is attached hereto as Attachment A and is incorporated herein by this reference.

    3.  The date of the adoption of the amendment by the Board of Directors was June 21, 2000.

    4.  The amendment to the Restated Articles of Incorporation were duly approve by the Board of Directors of the Corporation, and shareholder action was not required.

    IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this   day of June, 2000.

                      TULLY'S COFFEE CORPORATION
                      By:

                      Stephen R. Griffin, Secretary

Attachment A

    RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Articles of Incorporation, there shall be established a series of the Corporation's preferred stock consisting of 8,000,000 shares, no par value, to be designated as the 'Series B Preferred Stock', and that the relative rights and preferences of the shares of the Series B Preferred Stock shall be as set forth in the Series B Rights and Preferences of the Series B Preferred Stock attached as Exhibit A.

EXHIBIT A

SERIES B RIGHTS AND PREFERENCES

Series B Rights and Preferences

  2.9 SERIES B PREFERRED STOCK.

    The rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred Stock, which shall consist of 8,000,000 shares, are as set forth below:

        i)  Dividends.  The holders of shares of Series B Preferred Stock shall be eligible to receive dividends, when and if such dividends are declared by the Corporation's Board of Directors, in amounts and on such terms and conditions as the Board of Directors, in its discretion, may provide.

        ii)  Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (including a Sale Transaction), whether voluntary or involuntary, after satisfaction of the Series A Liquidation Preference or, if applicable, the Series A Sale Transaction Liquidation Preference, as set forth in Section 2.8(b), and after satisfaction of the Common Stock Liquidation Preference, but before any other distribution to the holders of capital stock of the Corporation, the holders of the Series B Preferred Stock at the time outstanding shall be entitled to be paid an amount per share equal to $2.50 (the "Original Series B Issue Price"), plus all declared but unpaid dividends with respect to the Series B Preferred Stock (the "Series B Liquidation Preference"). If the assets and funds available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full Series B Liquidation Preference, then, subject to the rights of any series of Preferred Stock which may from time-to-time come into existence, those entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. Assuming distribution of the full Series B Liquidation Preference, subject to the rights of any series of Preferred Stock which may from time-to-time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming, for this purpose, full conversion of all such Series A Preferred Stock and Series B Preferred Stock).

        iii)  Conversion.  The holders of Series B Preferred Stock shall have conversion rights as follows:

            (1)  Optional Conversion.  Subject to subsection 2.9(c)(iii), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $2.50 plus any declared but unpaid dividends on such share by the Conversion Price (as defined in subsection 2.9(c)(iv)) at the time then in effect for such share.

            (2)  Automatic Conversion.  Each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $2.50 plus any declared but unpaid dividends on such share by the Conversion Price at the time then in effect for such share immediately upon the earlier of (A) a "Qualified Public Offering" (as defined herein), or (B) the date upon which the Corporation obtains the consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (each, an "Automatic Conversion Event"). For purposes of this subsection 2.9(c)(ii), "Qualified Public Offering" shall mean the consummation of the Corporation's first sale of its Common Stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form)

under the Securities Act of 1933, as amended, at an aggregate price to the public of at least $15 million. Upon the occurrence of an Automatic Conversion Event, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent.

            (3)  Mechanics of Optional Conversion.  The holder of any shares of Series B Preferred Stock may exercise the optional conversion right described in subsection 2.9(c)(i) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, accompanied by written notice specifying the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            (4)  Conversion Price Adjustments of Series B Preferred Stock.  The conversion price per share for shares of Series B Preferred Stock (the "Conversion Price") shall initially be $2.50, and shall be subject to adjustment as follows. If the Corporation should (I) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (II) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (III) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock which may thereafter be surrendered for conversion or automatically converted shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series B Preferred Stock been converted prior to such date. Successive adjustments to the Conversion Price shall be made whenever any event specified above shall occur.

            (5)  Other Distributions.  In the event the Corporation shall declare a distribution to all holders of shares of its Common Stock which is payable in (A) securities other than its Common Stock, (B) evidences of indebtedness issued by Corporation or other persons, (C) assets (excluding cash dividends), or (D) options or rights, then, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (6)  Recapitalizations.  If at any time or from time-to-time there shall be a recapitalization, reclassification or reorganization of the Common Stock such that the Common Stock shall be changed into the same or different number of shares of any class or series of stock (other than a subdivision or combination transaction provided for elsewhere in this Section 2.9(c)), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reclassification or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.9(c) with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization, reorganization or reclassification, to the end that the provisions of this Section 2.9(c) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (7)  No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.9(c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

            (8)  No Fractional Shares and Certificate as to Adjustments.

                (a)  No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                (b)  Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 2.9(c), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (I) such adjustment and readjustment, (II) the Conversion Price at the time in effect, and (III) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

            (9)  Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (10)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time-to-time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (11)  Notices.  Any notice required by the provisions of this Section 2.9(c) to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation for each holder.

        iv)  Voting Rights.  Each share of Series B Preferred Stock is entitled to cast one vote for each share of Common Stock into which such share is then convertible on all matters submitted to a vote of the Shareholders of the Corporation, provided, however, that so long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

            a.  alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

            b.  increase the authorized number of shares of Series B Preferred Stock; or

            c.  create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over or being on parity with the Series B Preferred Stock with respect to voting, dividends or upon liquidation.

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ARTICLES OF AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION CONTAINING THE STATEMENT OF RIGHTS AND PREFERENCES OF THE SERIES B PREFERRED STOCK OF TULLY'S COFFEE CORPORATION
Attachment A
EXHIBIT A SERIES B RIGHTS AND PREFERENCES Series B Rights and Preferences